Exhibit 99.1

Canterbury Park Holding Corporation Announces 2011 First Quarter Results

SHAKOPEE, Minn.--(BUSINESS WIRE)--May 13, 2011--Canterbury Park Holding Corporation (NASDAQ:CPHC) today announced results for the first quarter ended March 31, 2011.

Canterbury Park Holding Corporation (the “Company”) reported net income of $210,555 on net revenues of $8,307,810 for the three months ended March 31, 2011, compared to a net loss of $639,641 on net revenues of $7,788,613 for the same period in 2010. Diluted earnings per share in the first quarter of 2011 were $.05 compared to a diluted loss per share of $.16 for the same period last year. The substantial loss in the 2010 first quarter was principally due to a one-time, $909,540 non-cash expense resulting from the write-off of assets in connection with the renovation of our card room. Excluding this non-cash charge, net income for the first quarter of 2010 would have been $100,099, resulting in diluted earnings per share of $.02.

Net revenues in the first quarter increased 6.7% from the comparable period in 2010 reflecting a substantial increase in Card Casino table games revenues that was partially offset by a decline in both pari-mutuel and Card Casino poker revenues. Pari-mutuel revenues decreased 7.5% to $1,683,750 primarily due to two factors; locally, Minnesota experienced one of its snowiest winters on record, which discouraged customers from wagering at the Racetrack, and in addition, poor weather nationally caused the cancellation of a significant number of races at racetracks simulcasting their signal to our racetrack. Poker revenue decreased $154,884, or 5.6% compared to the first quarter of 2010. In addition to weather related impacts discussed above, the declines in simulcast and poker revenues also reflect the continuing effects of high unemployment and the sluggish economic recovery, as well as unlawful poker and horse racing wagering over the Internet. Despite the challenges noted above, Card Casino table games revenue increased $715,268, or 40.6%, compared to the same quarter in 2010. The Company believes its new Card Casino, which opened in April 2010, provides both an exciting and inviting atmosphere which has generated increased interest in card play, particularly table games.

Operating expenses were relatively held in check as a result of continued cost cutting initiatives. The Company incurred $7,670,842 in operating expenses during the first quarter of 2011 which is less than a 1% increase from operating expenses during the first quarter of 2010 which were $7,668,767 excluding the $909,540 one-time expense incurred on disposal of assets in the renovation of the card room.

Additional information regarding the Company’s first quarter 2011 results is presented in the accompanying table and in our Form 10Q report that will be filed on May 16, 2011.

“Our first quarter income reflects the results of our investment in the future of Canterbury Park when we carried out an extreme makeover of our card room early last year,” stated Randy Sampson, Canterbury Park’s President and CEO. “Since the Card Casino reopened at Canterbury Park on April 14, 2010, we have received a tremendous amount of positive feedback from our customers and have witnessed a substantial increase in table games play.”

Sampson continued: “We continue to remain optimistic about the future, particularly the opportunity to continue to grow our table games revenues in our new Card Casino. On the racing front, as we approach the 2011 live racing season, which begins Friday, May 20, we are again looking forward to offering an exciting entertainment product to our live racing fans.

“As discussed in previous filings, the Company continues to support “Racino” legislation, which is legislation that authorizes installing slot machines and other video lottery equipment at our Racetrack. A Racino would enhance our horse racing with increased purses, create a significant number of new jobs as well as other growth and development opportunities, and produce significant new revenues for state and local governments that are grappling with serious deficit issues.” Sampson concluded: “Because it would not only benefit the Company but also represent good public policy, we will continue to vigorously advocate for authorizing a Racino at Canterbury Park.”

About Canterbury Park:
Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota’s only thoroughbred and quarter horse racing facility. The Company’s 62-day 2011 live race meet begins on May 20th and ends September 5th. In addition, Canterbury Park’s Card Casino hosts “unbanked” card games 24 hours a day, seven days a week, offering both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company, please visit us at www.canterburypark.com.

Cautionary Statement:
This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties that could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

CANTERBURY PARK HOLDING CORPORATION’S
SUMMARY OF OPERATING RESULTS
(UNAUDITED)

	Three Months	Three Months
	Ended	Ended
	March 31, 2011	March 31, 2010

Operating Revenues, (net)	$8,307,810	$7,788,613

Operating Expenses	$7,670,842	$8,578,307 [1]

Non-Operating Income, net	$1,353	$3,253

Income (Loss) Before Income Taxes	$638,321	($786,441)

Income Tax (Expense) Benefit	($427,766)	$146,800

Net Income (Loss)	$210,555	($639,641)

Basic Net Income (Loss) Per Common Share	$0.05	($0.16)

Diluted Net Income (Loss) Per Common Share	$0.05	($0.16)

1 Includes a $909,540 one-time expense incurred on disposal of assets in the renovation of the card room

CONTACT:
Canterbury Park Holding Corporation
Randy Sampson, 952-445-7223